Exhibit 10.31

June 23, 2022

Louis Lambert

Minneapolis, MN 55424

Dear Louis,

Thank you for your interest in joining APi Group, Inc. (“APi Group” or the “Company”) as Senior Vice President, General Counsel and Secretary. Based on our recent discussions, I am pleased to extend you this offer of employment. We believe your talents will be a valuable addition to our company and an excellent opportunity for your career.

Position: Senior Vice President, General Counsel and Secretary

Reports to: Russell Becker, CEO & President

Key Responsibilities

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Reporting to the Chief Executive Officer and President, Russ Becker, and serving as a member of the company’s executive leadership team, the General Counsel will serve as a senior legal advisor to the Board of Directors, Chief Executive Officer, senior management, and business leaders and will facilitate the achievement of outcomes through proactive application of legal and business insights.

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The General Counsel will serve in a hands-on role with responsibility for directing and aligning the legal department to leverage best legal practices and optimally meet the company’s global business needs, while also providing enterprise and governance leadership. This individual will manage all aspects of a multi-disciplinary legal function with a development focused approach, including attracting and retaining a high performing, business-focused, global legal team and will foster an ethical business culture through risk management and compliance.

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The General Counsel will maintain primary responsibilities as a legal function head, business partner, team leader and talent developer, and enterprise leader. They will demonstrate keen legal insights, a hands-on approach, and an understanding of how to effectively apply legal knowledge and expertise in areas including governance, litigation, regulatory, multi-national legal regimes, anti-trust law, corporate and commercial law, intellectual property law, mergers and acquisitions, and compliance. The General Counsel will also be expected to define business needs, issues and opportunities, and work with leadership teams to explore and evaluate solutions, make recommendations, and build consensus and commitment.

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Establishes active relationships with C-level executives, APi Board Members, and business unit leaders and members of their teams.

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Contributes to due diligence of potential mergers and acquisitions and executes on integrations and divestitures from a legal perspective.

Louis Lambert

June 23, 2022

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Provides leadership, coaching, and direction to the APi Group legal leadership team and staff.

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Ensures employees have the tools and work environment to be more engaged, productive, and effective.

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Recruit, develop, and retain a highly effective legal workforce capable of delivering against the company's objectives.

Proposed Start Date: July 26, 2022

Office Location

APi Group Corporate Headquarters

1100 Old Highway 8 NW

New Brighton, MN 55112

Base Salary

$500,000 Base Salary through next merit increase cycle in July 2023.

Signing Bonus

$120,000 to replace the bonus that was forfeited by leaving your current employment.

Annual Incentive Plan

Your initial target annual incentive amount will be 75% of your base salary. For the 2022 fiscal year, the payment of your annual bonus will be proportionate for the period of the year you are employed and will be based on the achievement of the Company’s 2022 Adjusted EBITDA goals.

Long Term Incentive Plan – Equity

Beginning in 2023 and annually thereafter, you will be eligible to participate in the Company’s annual long-term equity incentive plan. Annually, you are eligible for a grant value equal to approximately 175% of your current base salary. The 2022 LTIP awards are a blend of time-based and performance awards, divided 20/80 between time-based awards (RSUs) and performance-based awards (PSUs). The RSUs vest over 3 years, ratably and on an annual basis. The PSUs will vest at the end of three years based upon the achievement of performance targets. Of course, the parameters of our LTIP awards may vary over time as our compensation committee responds to Company needs and market trends.

Sign on Equity Grant

We will recommend an equity award of $600,000 to replace your unvested equity you forfeited by leaving your current employer and as a partial grant for 2022. The grant will be 100% RSUs and vest over 3 years. The award will be presented to the Compensation Committee for approval at it’s scheduled August meeting.

Louis Lambert

June 23, 2022

Benefits

APi Group is also proud to provide a generous benefits package. The benefits package is also subject to change from time to time at the Company’s discretion. Currently, the benefits for which you are eligible include the following:

Paid Time Off (PTO)

PTO will be accrued on a weekly basis which extends to 4 weeks (160 hours) per year. Under APi’s current PTO accrual schedule, an employee does not earn 4 weeks of PTO annually until their 15th year of service. Your PTO accrual will remain at 4 weeks until then.

Health, Welfare, and Retirement Plans

You will be eligible to participate in the APi Group employee benefits plan including health and dental coverage, flexible spending accounts, life insurance, short-term and long-term disability, 401(k), additional voluntary benefits, Employee Stock Purchase Plan, and a profit-sharing plan.

Additional Executive Benefits

Car Allowance

A monthly car allowance of $750.

Disability

An individual disability contract under our APi Group Executive Disability program which provides coverage and benefits beyond the traditional group plan, provided you can meet the underwriting requirements of the carrier. In the event you cannot meet these requirements, you will be eligible for the group disability program that is offered to all non-executive personnel.

Severance

You will also be eligible for severance benefits generally available to executive officers on terms to be approved by the compensation committee.

Employment Offer Conditions

This offer of employment is expressly contingent upon your satisfactory completion, in accordance with Company policy, of a pre-employment drug test and background check.

Authorization to Work in the United States

You will also be required to provide the Company with legally required verification of your identity and authorization to work in the United States within three days of your first day of work. We recommend that you bring your verification documents on your first day of work, if possible.

Louis Lambert

June 23, 2022

Company Policies

During your employment, you will be expected to comply with all Company policies and procedures, which are subject to change at any time at the Company’s sole discretion. A copy of the APi Group Employee Handbook will be provided to you during your new hire onboarding.

Learning and Development

As a part of your employment, you will have the opportunity to participate in APi’s industry leading learning and development programs.

Employment Terms

In your role with APi Group, you will be employed “at-will”, which means that either you or the Company may terminate the relationship at any time. Upon termination of your employment for any reason, the Company will pay to you any accrued but unpaid salary, and/or other benefits as of the date of termination. Your right to continue in any employee benefit and/or retirement programs will also cease as of the date of the termination of your employment, except to the extent otherwise required under applicable law.

Support – APi Group and Corporate

Louis, please let me know if there are points in this offer that need further discussion or clarification. We are impressed with your background and qualifications. We are confident that you will make a significant contribution to APi Group and that you will find a career with us both challenging and rewarding.

If you desire to accept this conditional offer of employment upon the terms and conditions set forth herein, please execute the acknowledgment below and return a copy of this letter to me. You will again accept via our online recruiting software (BirdDogHR/Arcoro); you will receive a link in your email.

We look forward to welcoming you to our team!

Sincerely,

/s/ Russell A. Becker

Russ Becker

Chief Executive Officer & President

APi Group Corporation

cc: Kristina Morton, Senior Vice President and Chief People Officer